Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Bridge Street Financial, Inc.:
We consent to the use in this registration statement on Form S-4 of our report dated March 27, 2006, with respect to the consolidated statements of financial condition of Bridge Street Financial, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, such report is included in the Annual Report on Form 10-K which is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Syracuse, New York
July 24, 2006